Exhibit 99.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. ANNOUNCES THIRD QUARTER 2026 RESULTS
Production Up Over 20% and Strong Sales Demonstrate
Continued Delivery Against Growth Strategy

HOUSTON – November 5, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the third quarter 2026. Additionally, the Company provided operational and financial guidance for the fourth quarter and full year of 2026.
Third Quarter 2026 Highlights and Recent Key Items:

•Successfully completed the drilling campaign in Gabon by bringing on the ETSEM-3H development well and releasing the rig in early October;
•Resumed production at Baobab field offshore Côte d’Ivoire in June, completed the first sales lifting in August and began Phase Five drilling operations in September with the first well drilled and completed by year-end 2026, and additional wells coming online in the first half of 2027;
•Sold 18,454 net revenue interest (“NRI”)(1) barrels of oil per day (“BOPD”), toward the high end of guidance, and up 4% from Q2 2026;
•Produced 25,284 working interest (“WI”)(2) BOPD or 20,145 NRI(1) BOPD an increase of about 21% compared to Q2 2026;
•Reported net loss of $39.8 million ($0.38 per diluted share), driven primarily by a non-cash loss on derivative instruments;
•Increased Adjusted EBITDAX(3) by 30% to $71.1 million compared to Q2 2026;
•Invested $86.9 million in capital expenditures, advancing key growth programs across the portfolio, including the completion of the Gabon Phase Three Drilling Program, costs associated with restarting of the Baobab field and commencement of the Phase Five drilling campaign in Côte d’Ivoire and continued drilling in Egypt;
•Projecting continued solid operational results with fourth quarter guidance including:
◦Forecasting Q4 2026 sales volumes to increase to a range between 20,800 and 22,600 NRI BOPD, an 18% increase compared to Q3 2026 (at the midpoint of guidance) ;
◦Expected Q4 2026 production to be between 18,800 and 20,900 NRI BOPD;
◦Decreased capital guidance forecast for Q4 2026 to between $55 and $75 million;
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on December 22, 2026.

(1)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(2)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.
(3)Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, Vaalco’s Chief Executive Officer, commented, “The third quarter results continue to demonstrate our ability to successfully execute on our strategy as we deliver on our forecasts and grow production in a strong commodity price environment. In Q3 2026, we had strong sales volumes, toward the high end of our guidance, with production up 21% compared to Q2 2026 and continued increased realized pricing. All three of our producing areas, Egypt, Côte d’Ivoire and Gabon, saw production increases. The increased sales and pricing drove a 30% increase in Adjusted EBITDAX to $71.1 million. Operationally, we successfully completed our drilling campaign in Gabon and released the rig in early October. We drilled and brought online five wells at Etame in conjunction with this drilling campaign and our year-over-year WI production at Etame is up almost 2,500 BOPD. After successfully bringing the Baobab field back online in June, we had our first Côte d’Ivoire lifting in August and kicked off the Phase Five drilling campaign in September. In Egypt, we continue with our successful drilling program that is profitably increasing production. We have a diversified portfolio of assets in investor friendly countries in West and North Africa with significant future organic growth opportunities.”

Mr. Maxwell concluded, “As we look to 2027, we are projecting significant increases in production and strong sales, which coupled with continued attractive pricing should generate solid operational cash flow and Adjusted EBITDAX generation. We are forecasting free cash flow generation in the second half of 2027, assuming sustained strong commodity pricing. We will have an active drilling program in Côte d’Ivoire and Egypt in 2027 that should continue to grow our production. We remain confident in our strategic vision with continued operational success and preparing for our next major programs at Venus in Equatorial Guinea and Kossipo in Côte d’Ivoire, which should organically double the Company’s production. Vaalco is well positioned for organic growth in 2027 and beyond.”
Operational Update

Gabon

Vaalco successfully drilled and completed the ETBNM-3 gas-supply well from the SEENT platform. This well was directionally drilled adjacent to a discovery well and targeted gas and condensate resources in the Dentale D15 reservoir. The well was successfully brought online and its natural gas production is now being utilized for field operations to significantly reduce reliance on higher priced diesel that was being transported to the field by vessel. Vaalco continued the drilling campaign in offshore Gabon by skidding the rig in July to a new slot on the SEENT platform to drill the ETSEM-3H development well. This development well was successfully drilled, completed and placed on production in an attic position within the SE Etame field, with a lateral wellbore of 300 meters of net pay in high-quality Gamba reservoir sands. The Phase Three Drilling Program is now complete and the drill rig has been demobilized from the field.

In addition, the BWE Consortium completed its 3D seismic campaign across the Niosi and Guduma blocks in January 2026. The seismic data processing and interpretation are currently ongoing.

Côte d’Ivoire

Following the completion of its planned dry dock refurbishment in February 2026, the Baobab Ivoirien Floating, Production, Storage and Offloading vessel (“FPSO”) returned to Côte d’Ivoire and was successfully reconnected to field infrastructure in early April 2026. Production resumed from all producer wells in June 2026, and the first crude oil lifting was completed in August 2026. The Phase Five drilling campaign commenced following the batch-setting of top-holes by the operator. After the top-hole sections of all wells are drilled, the wells will then be completed and placed on production sequentially. The first production well is planned to come online near the end of 2026. The campaign will support future production growth and the continued development of the main Baobab field in Block CI-40.

The Company is also the operator of exploration license CI-705 with a 70% working interest. In September 2026, the Company and its partners agreed to proceed with the second exploration phase and submitted the required request for approval to the Directorate General of Hydrocarbons. Subject to such approval and entry into the second exploration phase, the Company will be required under the CI-705 PSC to relinquish approximately 25% of the Phase 1 Block CI-705 area and undertake certain minimum work and investment obligations, including the reprocessing of 3D seismic data, geological and geophysical studies, and the drilling of one firm exploration well.

In February 2026, the Company became the operator with a 60% working interest in the Kossipo field on the CI-40 Block with a field development plan (“FDP”) being actively progressed toward completion in the first half of 2027. Vaalco continues analyzing ocean bottom node (“OBN”) seismic data that was recently acquired which is helping to drive and de-risk the Company’s updated evaluation as it progresses with the FDP.

Egypt

The 2026 drilling campaign in Egypt, which commenced in May 2026, continued during the third quarter with five development wells drilled and completed. Drilling also commenced on two additional wells during the quarter that were completed in October 2026. Vaalco now plans to maintain an ongoing drilling program in Egypt into 2027.

Vaalco continues to successfully execute workovers, well interventions, well reactivations, water shut-off treatments, and production optimization activities that are contributing to the organic growth of the Company’s production and reserves in Egypt.

Equatorial Guinea

Vaalco owns a 60% working interest in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. The Company has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. The Company has completed the initial Front End Engineering and Design study that confirmed the viability of the development concept and is currently evaluating alternative technical solutions which may deliver enhanced economic value. Work is progressing towards Final Investment Decision expected in Q4 2026.

Financial Update – Third Quarter of 2026
Vaalco reported net loss of $39.8 million ($0.38 per diluted share) for Q3 2026 which included $34.7 million of unrealized hedging losses and was down compared with net income of $42.4 million ($0.39 per diluted share) in Q2 2026 and net income of $1.1 million ($0.01 per diluted share) in Q3 2025. The decrease in earnings compared with Q2 2026 and Q3 2025 was driven primarily by hedging losses and depletion expenses, partially offset by an increase in revenues, and increase in production expenses compared with Q3 2025.
Adjusted EBITDAX totaled $71.1 million in Q3 2026, an increase of 30% when compared with $54.8 million in Q2 2026 and a three-fold increase from the $23.7 million generated in Q3 2025. The increase was primarily the result of higher realized commodity prices and sales volumes which led to higher revenue.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended September 30, 2026					Three Months Ended June 30, 2026
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$77,675	$83,171	$—	$27,831	$188,677	$103,343	$86,356	$—	$—	$189,699
NGL Sales	—	—	—	—	—	—	—	—	—	—
Gas Sales	—	—	—	—	—	—	—	—	—	—
Gross Sales	77,675	83,171	—	27,831	188,677	103,343	86,356	—	—	189,699

Selling Costs & Carried Interest	4,979	(225)	—	—	4,754	4,241	(240)	—	—	4,001
Royalties & Taxes	(8,805)	(37,625)	(26)	—	(46,456)	(15,786)	(42,748)	—	—	(58,534)

Net Revenue	$73,849	$45,321	$(26)	$27,831	$146,975	$91,798	$43,368	$—	$—	$135,166

Oil Sales MMB (working interest)	762	1,066	—	328	2,156	1,090	1,027	—	—	2,117
Average Oil Price Received	$102.00	$77.82	$—	$84.94	$87.41	$94.79	$83.89	$—	$—	$89.50
Change					(2)%
Average Brent Price					$96.30					$102.63
Change					(6)%

Revenue and Sales	Q3 2026	Q3 2025	% Change Q3 2026 vs. Q3 2025	Q2 2026	% Change Q3 2026 vs. Q2 2026
Production (NRI BOEPD)	20,145	15,405	31%	16,688	21%
Sales (NRI BOE)	1,698,000	1,180,000	44%	1,621,000	5%
Realized commodity price ($/BOE)	$83.64	$51.26	63%	$80.77	4%
Commodity (Per BOE including realized commodity derivatives)	$70.51	$50.96	38%	$65.34	8%
Total commodity sales ($MM)	$147.0	$61.0	141%	$135.2	9%

In Q3 2026, Vaalco had a net revenue increase of $11.8 million or 9% compared to Q2 2026 driven by an increase in the total NRI sales volumes of 1,698 MBOE which was 5% higher than the Q2 2026 volumes of 1,621 MBOE. This was primarily attributed to the first Côte d’Ivoire lifting in 2026 and higher sales in Egypt. Q3 2026 sales volumes were 44% higher than Q3 2025 primarily due to the resumed production and sales in Côte d’Ivoire. Average realized price received of $83.64 per BOE in Q3 2026 was higher compared to $80.77 per BOE in Q2 2026 and higher than Q3 2025 of $51.26. Q3 2026 NRI sales were toward the high end of Vaalco’s guidance. Q3 2026 included two liftings in Gabon, the first 2026 lifting in Côte d’Ivoire and increased sales in Egypt.

Costs and Expenses	Q3 2026	Q3 2025	% Change Q3 2026 vs. Q3 2025	Q2 2026	% Change Q3 2026 vs. Q2 2026
Production expense, excluding offshore workovers and stock comp ($MM)	$44.9	$29.8	51%	$45.5	(1)%
Production expense, excluding offshore workovers ($/BOE)	$26.43	$25.24	5%	$28.06	(6)%
Offshore workover expense ($MM)	$0.1	$0.1	—%	$—	—%
Exploration expense ($MM)	$4.8	$0.4	1103%	$0.1	4714%
Depreciation, depletion and amortization ($MM)	$43.4	$20.6	110%	$34.3	27%
Depreciation, depletion and amortization ($/BOE)	$25.54	$17.41	47%	$21.14	21%
General and administrative expense, excluding stock-based compensation ($MM)	$7.4	$7.2	2%	$9.6	(23)%
General and administrative expense, excluding stock-based compensation ($/BOE)	$4.34	$6.07	(28)%	$5.90	(26)%
Stock-based compensation expense ($MM)	$1.7	$1.7	—%	$1.6	1%
Current income tax expense (benefit) ($MM)	$25.5	$8.6	196%	$15.8	62%
Deferred income tax expense (benefit) ($MM)	$(5.2)	$(12.2)	(58)%	$1.0	(607)%

Total production expense (excluding offshore workovers and stock compensation) decreased in Q3 2026 compared with Q2 2026 and increased compared to Q3 2025 primarily attributable to higher chemical and fuel costs across all operating areas, partially offset by lower production expenses resulting from the Canada Assets Divestment and the change in oil inventory adjustments in Gabon and Côte d’Ivoire. Production expenses associated with unsold crude oil inventory are capitalized at cost and included in inventory, which are then subsequently expensed when oil inventory is sold.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased in Q3 2026 compared with Q2 2026 primarily driven by a decrease in non-recurring legal and professional service fees.

Exploration expense in Q3 2026 was primarily attributable to Gabon and was higher than the exploration expense for Q3 2025 which was attributable to the purchase of seismic data for Block 705 in Côte d’Ivoire.

Other income (expense), net, includes gains or losses on commodity derivatives, interest expense, net, which includes gains or losses on interest rate derivatives, and foreign currency losses. In Q3 2026, Vaalco reported a net loss on derivative instruments of $57.0 million, which included an unrealized loss of $34.7 million related to the change in fair value of commodity derivative contracts primarily driven by an increase in the futures curve for forecasted commodity prices and a realized loss of $22.3 million on matured commodity derivative contracts.
Vaalco reported an income tax expense for Q3 2026 of $20.3 million, which includes a $4.1 million unfavorable oil price adjustment as a result of the change in value of the government of Gabon’s allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, income taxes were $16.2 million for the period. Income tax benefit for Q3 2025 was $3.6 million, which included a $3.9 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, current income taxes were $0.3 million for the period.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Equatorial Guinea	Côte d’Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three Months Ended September 30, 2026	$1,269	$8,849	$—	$—	$—	$10,118

Financial Update – First Nine Months of 2026

Net sales for the first nine months of 2026 decreased to 4,413 MBOE compared to 4,662 MBOE reported in the first nine months of 2025. The decrease was driven primarily by the sale of the Canadian assets, Cote d’Ivoire FPSO refurbishment and the timing of Gabon liftings.

The average realized crude oil price for the first nine months was $76.03 per barrel, representing an increase of 32% from the $57.42 realized in the first nine months of 2025. The increase primarily reflects higher benchmark crude oil prices during the current year.

The Company reported a net loss for the nine months ended September 30, 2026 of $91.2 million compared to a net income of $17.2 million for the same period in 2025. The decrease in the results of operations was primarily driven by losses on commodity derivative instruments, higher exploration expenses, increased interest payments and higher taxes.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Nine Months Ended September 30, 2026					Nine Months Ended September 30, 2025
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	205,387	235,937	1,744	27,831	$470,899	152,116	171,115	12,354	18,396	$353,981
NGL Sales	—	—	750	—	750	—	—	4,523	—	4,523
Gas Sales	—	—	368	—	368	—	—	1,404	—	1,404
Gross Sales	205,387	235,937	2,862	27,831	472,017	152,116	171,115	18,281	18,396	359,908

Selling Costs & carried interest	9,220	(649)	(144)	—	8,427	561	(511)	(659)	—	(609)
Royalties & taxes	(27,559)	(107,683)	(462)	—	(135,704)	(20,651)	(67,731)	(2,687)	—	(91,069)

Net Revenue	187,048	127,605	2,256	27,831	344,740	132,026	102,873	14,935	18,396	268,230

Oil Sales MMB (working interest)	2,223	3,106	31	328	5,688	2,174	2,910	195	238	5,517
Average Oil Price Received	$92.41	$75.75	$56.99	$84.94	$82.65	$69.98	$58.64	$63.43	$77.36	$64.16
Change					29%
Average Brent Price					$93.15					$71.01
Change					31%

Gas Sales MMCF (working interest)	—	—	226	—	226	—	—	1,290	—	1,290
Average Gas Price Received	—	—	$1.63	—	$1.63	—	—	$1.09	—	$1.09
Change					50%
Average Aeco Price ($USD)	—	—	$1.46	—	$1.46	—	—	$1.16	—	$1.16
Change					26%

NGL Sales MMB (working interest)	—	—	31	—	31	—	—	185	—	185
Average Liquids Price Received	—	—	$24.07	—	$24.07	—	—	$24.48	—	$24.48
Change					(2)%

Capital Investments/Balance Sheet

For the third quarter of 2026, net capital expenditures totaled $86.9 million on a cash basis and $83.9 million on an accrual basis, near the low end of third quarter guidance of $75 million to $115 million . These expenditures were primarily related to the Phase Three Drilling Campaign in offshore Gabon and the expanded drilling campaign in Egypt, as well as expenditures associated with the reconnection activities and drilling campaign in Côte d’Ivoire.

At September 30, 2026, Vaalco had long-term debt of $239.0 million and approximately $61.0 million of liquidity remaining on its reserves based lending facility (the “2025 RBL Facility”). Additionally, Vaalco had cash and cash equivalents of $51.3 million at the end of the third quarter. The Company arranged the 2025 RBL Facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. The aggregate commitments will reduce semi-annually starting with a $15.8 million reduction on March 31, 2027, and a $35.5 million reduction for each of the subsequent semi-annual periods starting on September 30, 2027.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2026 on September 22, 2026. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2026 ($0.25 annualized), to be paid on December 22, 2026 to stockholders of record at the close of business on November 20, 2026. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to protect cash flow generation to assist in funding its capital and shareholder return programs.
The following includes hedges remaining in place as of September 30, 2026:

Settlement Period	Index	Total volumes (Bbls)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)
Crude oil:
Collars	Dated Brent
2026
October 2026 to December 2026		1,144,500	$71.88	$96.05
2027
January 2027 to March 2027		733,000	$64.70	$75.09
April 2027 to June 2027		744,000	$69.54	$87.61
July 2027 to September 2027		405,000	$67.72	$89.06
October 2027 to December 2027		175,000	$70.00	$84.51

Settlement Period	Index	Total volumes (Bbls)	Weighted average strike price ($/Bbl)	Premium ($/Bbl)	Total premium ($)
Crude oil:
Puts	Dated Brent
July 2027 to September 2027		60,000	$65.00	$5.20	$312,000

The table below presents commodity derivative contracts entered into subsequent to September 30, 2026 .

Settlement Period	Index	Total volumes (Bbls)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)
Crude oil:
Collars	Dated Brent
October 2027 to December 2027		114,000	$70.00	$98.46

2026 Guidance:
The Company has provided fourth quarter 2026 guidance and its full year 2026 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	22350 - 23800	9000 - 9400	11100 - 11800	250 - 300	2000 - 2300
Production (BOEPD)	NRI	17400 - 18550	7800 - 8200	7400 - 7800	200 - 250	2000 - 2300
Sales Volume (BOEPD)	WI	22050 - 23300	8800 - 9100	11100 - 11800	250 - 300	1900 - 2100
Sales Volume (BOEPD)	NRI	17000 - 18050	7500 - 7900	7400 - 7800	200 - 250	1900 - 2100
Production Expense (millions)	WI & NRI	$166.00 - $180.00
Production Expense per BOE	WI	$19.00 - $23.00
Production Expense per BOE	NRI	$24.00 - $29.00
Exploration Expense (millions)	WI & NRI	$29 - $31 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$32.0 - $36.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$300 - $330 MM
DD&A ($/BOE)	NRI	$20.00 - $23.00

		Q4 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOPD)	WI	24100 - 26300	9800 - 10900	11200 - 12000	—	3100 - 3400
Production (BOPD)	NRI	18800 - 20900	8600 - 9500	7100 - 8000	—	3100 - 3400
Sales Volume (BOPD)	WI	26300 - 28100	11000 - 11600	11200 - 12000	—	4100 - 4500
Sales Volume (BOPD)	NRI	20800 - 22600	9600 - 10100	7100 - 8000	—	4100 - 4500
Production Expense (millions)	WI & NRI	$51.0 - $59.0 MM
Production Expense per BO	WI	$19.00 - $23.00
Production Expense per BO	NRI	$25.50 - $28.00
Exploration Expense (millions)	WI & NRI	$3 - $4 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$7.5 - $9.5 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$55 - $75 MM
DD&A ($/BO)	NRI	$20.00 - $23.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its third quarter 2026 financial and operating results, Friday, November 6, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time and 2:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing +44 20 3769 4533 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Third Quarter 2026 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website following the call.
A “Q3 2026 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on November 6, 2026 that includes additional financial and operational information.
About Vaalco
Vaalco is an African-focused independent energy company with a diversified portfolio of production, development and exploration assets in Gabon, Egypt, Côte d'Ivoire and Equatorial Guinea. The Company combines cash-generative production assets with development and exploration opportunities supported by existing infrastructure and established operating histories.
Since 2021, Vaalco has transformed from a single-asset producer into a multi-country African operator through disciplined acquisitions, portfolio optimization and operational delivery. Led by an experienced management team with a proven track record of value creation, Vaalco combines disciplined capital allocation, shareholder returns and a visible, self-funded pathway to significantly increase production from resources already within its portfolio.
Vaalco is headquartered in Houston and listed on the New York Stock Exchange and the Main Market of the London Stock Exchange under the symbol EGY.

Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Camarco (Financial PR)
Georgia Edmonds / Rebecca Waterworth (UK)	+44 20 3757 4980
Rosie Driscoll (US)	+00 1 771 241 3164

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws (collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Dividends beyond the fourth quarter of 2026 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.

Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of September 30, 2026	As of December 31, 2025
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$51,310	$58,900
Receivables:
Trade, net of allowance for credit losses of $0.2 million and $— million	27,235	39,924
Accounts with joint venture owners, net of allowance for credit losses of $3.4 million and $2.7 million, respectively	4,630	5,420
Other, net of allowance for credit losses of $0.4 million and $— million, respectively	1,657	2,277
Other current assets	32,036	26,280
Current assets held for sale	—	179
Total current assets	116,868	132,980
Crude oil, natural gas and NGLs properties and equipment, net	751,751	586,095
Other noncurrent assets:
Restricted cash	1,659	1,659
Value added tax and other receivables	8,950	7,149
Right of use lease assets	80,100	85,211
Deferred tax assets	69,254	54,825
Other long-term assets	14,408	13,630
Noncurrent assets held for sale	—	31,826
Total assets	$1,042,990	$913,375
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$259,468	$191,817
Current liabilities held for sale	—	183
Asset retirement obligations	84,422	78,406
Operating lease liabilities - net of current portion	12,922	11,183
Finance lease liabilities - net of current portion	47,794	57,256
Deferred tax liabilities	63,341	63,630
Long-term debt	239,000	60,000
Other long-term liabilities	640	—
Noncurrent liabilities held for sale	—	7,403
Total liabilities	707,587	469,878
Total shareholders’ equity	335,403	443,497
Total liabilities and shareholders’ equity	$1,042,990	$913,375

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	September 30, 2025	June 30, 2026	September 30, 2026	September 30, 2025
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$146,975	$61,007	$135,166	$344,740	$268,230
Operating costs and expenses:
Production expense	44,978	29,872	45,470	118,827	115,070
Exploration expense	4,814	353	65	27,273	2,873
Depreciation, depletion and amortization	43,354	20,555	34,272	95,838	79,133
Loss on sale of assets	41	—	—	1,243	—
General and administrative expense	9,048	8,845	11,194	28,518	26,393
Credit losses and other	468	484	573	1,312	485
Total operating costs and expenses	102,703	60,109	91,574	273,011	223,954
Operating income	44,272	898	43,592	71,729	44,276
Other income (expense):
Commodity Derivative instruments gain (loss), net	(56,998)	(1,093)	18,720	(108,859)	(767)
Interest expense, net	(5,581)	(2,333)	(2,750)	(10,030)	(6,199)
Other income (expense), net	(1,218)	33	(325)	(2,577)	(628)
Total other income (expense), net	(63,797)	(3,393)	15,645	(121,466)	(7,594)
Income (loss) before income taxes	(19,525)	(2,495)	59,237	(49,737)	36,682
Income tax expense (benefit)	20,311	(3,596)	16,792	41,418	19,470
Net income (loss)	$(39,836)	$1,101	$42,445	$(91,155)	$17,212
Other comprehensive income:
Currency translation adjustments	—	(1,799)	—	112	3,077
Comprehensive income (loss)	$(39,836)	$(698)	$42,445	$(91,043)	$20,289

Basic net income (loss) per share:
Net income (loss) per share	$(0.38)	$0.01	$0.39	$(0.88)	$0.16
Basic weighted average shares outstanding	105,192	104,258	104,518	104,660	103,986
Diluted net income (loss) per share:
Net income (loss) per share	$(0.38)	$0.01	$0.39	$(0.88)	$0.16
Diluted weighted average shares outstanding	105,192	104,283	104,643	104,660	104,010

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(91,155)	$17,212
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	95,838	79,133
Loss on Canada Assets Divestment	1,243	—
Unsuccessful exploration well costs	18,017	—
Amortization of deferred financing costs	1,312	809
Deferred taxes	(14,718)	(19,569)
Unrealized foreign exchange loss (gain)	746	(347)
Stock-based compensation expense	4,664	4,683
Commodity derivative instruments loss, net	108,782	767
Cash settlements paid on matured derivative contracts, net	(45,446)	(141)
Credit losses and other	1,312	485
Equipment and other expensed in operations	6,269	3,937
Change in operating assets and liabilities	2,939	(19,475)
Net cash provided by operating activities	89,803	67,494
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures, including exploration expense	(268,524)	(152,728)
Proceeds from the Canada Assets Divestment	25,474	—
Acquisition of crude oil and natural gas properties	—	(3,034)
Net cash used in investing activities	(243,050)	(155,762)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	179,000	60,000
Dividend distribution	(20,056)	(19,807)
Treasury shares	(1,985)	(709)
Deferred financing costs	(2,182)	(7,100)
Payments of finance lease	(9,138)	(9,781)
Net cash provided by financing activities	145,639	22,603
Effects of exchange rate changes on cash	4	53
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(7,604)	(65,612)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	66,963	97,726
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$59,359	$32,114

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2026	September 30, 2025	June 30, 2026	September 30, 2026	September 30, 2025
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,698	1,180	1,621	4,413	4,662
Average daily sales volumes (BOE)	18,454	12,831	17,812	16,164	17,076

WI PRODUCTION DATA
Etame Crude oil (MBbl)	881	655	851	2,409	2,201
Gabon Average daily production volumes (BOEPD)	9,577	7,118	9,353	8,823	8,062

Egypt Crude oil (MBbl)	1,066	995	1,027	3,106	2,910
Egypt Average daily production volumes (BOEPD)	11,586	10,812	11,282	11,378	10,658

Canada Crude Oil (MBbl)	—	52	—	31	195
Canada Natural Gas (MMcf)	—	429	—	226	1,290
Canada Natural Gas Liquid (MBOE)	—	56	—	31	185
Canada Crude oil, natural gas and natural gas liquids (MBOE)	—	180	—	99	595
Canada Average daily production volumes (BOEPD)	—	1,957	—	364	2,178

Côte d'Ivoire Crude oil (MBbl)	379	—	106	485	111
Côte d'Ivoire Average daily production volumes (BOEPD)	4,121	—	1,161	1,776	407

Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,326	1,830	1,984	6,099	5,816
Average daily production volumes (BOEPD)	25,284	19,887	21,796	22,341	21,305

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	767	570	741	2,096	1,915
Gabon Average daily production volumes (BOEPD)	8,332	6,192	8,138	7,676	7,014

Egypt Crude oil (MBbl)	708	693	672	2,068	2,027
Egypt Average daily production volumes (BOEPD)	7,691	7,532	7,389	7,575	7,426

Canada Crude Oil (MBbl)	—	45	—	26	165
Canada Natural Gas (MMcf)	—	368	—	190	1,099
Canada Natural Gas Liquid (MBOE)	—	48	—	26	157
Canada Crude oil, natural gas and natural gas liquids (MBOE)	—	154	—	83	506
Canada Average daily production volumes (BOEPD)	—	1,681	—	306	1,852

Côte d'Ivoire Crude oil (MBbl)	379	—	106	485	111
Côte d'Ivoire Average daily production volumes (BOEPD)	4,121	—	1,161	1,776	407

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,854	1,417	1,519	4,732	4,559
Average daily production volumes (BOEPD)	20,145	15,405	16,688	17,333	16,700

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$87.45	$55.91	$89.50	81.87	60.64
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$83.64	$51.26	$80.77	76.03	57.42
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$70.51	$50.96	$65.34	62.01	57.39

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$26.49	$25.30	$28.06	26.93	24.68
Production expense, excluding offshore workovers and stock compensation*	$26.44	$25.23	$28.05	26.91	24.63
Depreciation, depletion and amortization	$25.54	$17.41	$21.14	21.72	16.97
General and administrative expense**	$5.33	$7.49	$6.91	6.46	5.66
Property and equipment expenditures, cash basis (in thousands)	$86,888	$48,302	$103,562	268,524	152,728
*Offshore workover costs and stock compensation associated with production expense excluded for Q3 2026, Q3 2025, and Q2 2026 are immaterial.
**General and administrative expenses include $0.99, $1.42 and $1.01 per barrel of oil related to stock-based compensation expense for Q3 2026, Q3 2025, and Q2 2026, respectively.

NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income (Loss) is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), loss on sale of assets, transaction costs related to the Baobab acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, including gains or losses on interest rate derivative contracts, income tax expense (benefit), depreciation, depletion and amortization, loss on sale of assets, exploration expense, non-cash and other items including stock compensation expense, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Net debt, or outstanding debt obligations less cash and cash equivalents, is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.
Adjusted EBITDAX and Adjusted Net Income (Loss) have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX, Adjusted Net Income (Loss) and Net Debt exclude some, but not all, items that affect net income (loss), operating income (loss) and debt, as applicable, and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income (Loss), Adjusted EBITDAX and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Loss	September 30, 2026	September 30, 2025	June 30, 2026	September 30, 2026	September 30, 2025
Net income (loss)	$(39,836)	$1,101	$42,445	$(91,155)	$17,212
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	34,708	738	(43,738)	46,918	626
Loss on sale of assets	41	—	—	1,243
Deferred income tax expense (benefit)	(5,181)	(12,171)	1,022	(14,718)	(19,569)
Transaction costs related to acquisition	—	17	—	—	73
Adjusted Net Loss	$(10,268)	$(10,315)	$(271)	$(57,712)	$(1,658)

Diluted Adjusted Net Income (Loss) per Share	$(0.10)	$(0.10)	$—	$(0.55)	$(0.02)
Diluted weighted average shares outstanding (1)	105,192	104,283	104,643	104,660	104,010
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	September 30, 2026	September 30, 2025	June 30, 2026	September 30, 2026	September 30, 2025
Net income (loss)	$(39,836)	$1,101	$42,445	$(91,155)	$17,212
Add back:
Interest expense, net	5,581	2,333	2,750	10,030	6,199
Income tax expense (benefit)	20,311	(3,596)	16,792	41,418	19,470
Depreciation, depletion and amortization	43,354	20,555	34,272	95,838	79,133
Loss on sale of assets	41	—	—	1,243	—
Exploration expense	4,814	353	65	27,273	2,873
Non-cash or unusual items:
Stock-based compensation	1,660	1,685	1,649	4,664	4,448
Unrealized derivative instruments loss (gain)	34,708	738	(43,738)	46,918	626
Transaction costs related to acquisition	—	17	—	—	73
Credit losses and other	468	484	573	1,312	485
Adjusted EBITDAX	$71,101	$23,670	$54,808	137,541	130,519

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Nine Months Ended September 30, 2026
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$89,803
Net cash used in Investing activities	(243,050)
Net cash provided by Financing activities	145,639
Effects of exchange rate changes on cash	4
Total net cash change	(7,604)

Add back shareholder cash out:
Dividends paid	20,056
Total cash returned to shareholders	20,056

Free Cash Flow	$12,452

Reconciliation of Debt to Net Debt	September 30, 2026	December 31, 2025
Long-term debt	$239,000	$60,000
Less: Cash and cash equivalents	(51,310)	(58,900)
Net debt	$187,690	$1,100